Exhibit 5.1

June 19, 2020

Truist Financial Corporation

214 North Tryon Street

Charlotte, North Carolina 28202

Re:	Truist Financial Corporation Depositary Shares, Each Representing a 1/25th Interest in a Share of 5.100% Series Q Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock

Ladies and Gentlemen:

We are the Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary and the Senior Vice President, Deputy General Counsel, Enterprise and Securities Legal Team, and Assistant Corporate Secretary, respectively, of Truist Financial Corporation, a North Carolina corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”). Our opinion has been requested with respect to certain matters in connection with the issuance and sale of an aggregate of 1,000,000 Depositary Shares (the “Depositary Shares”), each representing ownership of 1/25th of a share of the Company’s 5.100% Series Q Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, $5.00 par value per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-233483) (the “Registration Statement”), a final prospectus supplement (including base prospectus), dated June 16, 2020 (the “Prospectus”), the Underwriting Agreement, dated June 16, 2020, between the Company, on the one hand, and RBC Capital Markets, LLC, Goldman Sachs & Co. LLC, and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named in Schedule II therein (the “Underwriting Agreement”), on the other hand, and the Deposit Agreement, dated as of June 19, 2020, between the Company and Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary (the “Deposit Agreement”).

We have reviewed originals or copies, certified or otherwise identified to my satisfaction, of (i) the Articles of Incorporation (including, without limitation, the Articles of Amendment relating to the Preferred Stock, filed with the North Carolina Secretary of State on June 18, 2020) and Bylaws of the Company; (ii) the resolutions of the Board of Directors of the Company, adopted on July 30, 2019, (iii) the Unanimous Written Consent of the Company’s Board of Directors dated as of June 14, 2020, (iv) the Unanimous Written Consent of the Pricing Committee of the Company’s Board of Directors, dated as of June 14, 2020; (v) the Registration Statement and the Prospectus; (vi) the Underwriting Agreement; (vii) the Deposit Agreement; and (viii) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

Truist Financial Corporation

June 19, 2020

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

The Chief Legal Officer of the Company is a member of the Bar of the Commonwealth of Virginia, and the Deputy General Counsel, Enterprise and Securities Legal Team, of the Company is a member of the Bar of the State of North Carolina. We express no opinion in this letter other than as to the federal law of the United States of America and the laws of the State of North Carolina, each as in effect on the date hereof. For purposes of the opinions expressed above, all matters of North Carolina law have been passed upon solely by the Deputy General Counsel, Enterprise and Securities Legal Team, of the Company, and all matters as to the federal law of the United States of America have been passed upon solely by the Chief Legal Officer of the Company in reliance upon the matters of North Carolina law passed upon by the Deputy General Counsel, Enterprise and Securities Legal Team, of the Company. Notwithstanding the foregoing, we are not rendering any opinion with respect to North Carolina state securities or blue sky laws or with respect to the laws, rules or regulations of non-state local agencies or governmental authorities within the State of North Carolina, or in each case as to any matters arising thereunder or relating thereto. To the extent any of the opinions below implicate the laws of the State of New York, we have relied on Squire Patton Boggs (US) LLP, special counsel to the Company, for such opinions concerning matters of New York law.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued and will represent legal and valid interests in the Preferred Stock and the holders of the Depositary Shares will be entitled to the rights specified in the Deposit Agreement.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

Truist Financial Corporation

June 19, 2020

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on June 19, 2020, and thereby incorporated by reference into the Registration Statement, and to the use of our names in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that either of us is within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

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Truist Financial Corporation

June 19, 2020

Very truly yours,

/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary

/s/ A. Michelle Willis
A. Michelle Willis
Senior Vice President, Deputy General Counsel, Enterprise and Securities Legal Team, and Assistant Corporate Secretary